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Exhibit 10.1

                      RESOLUTION REGARDING AMENDMENT TO
                        EMPLOYEES' RETIREMENT PLAN OF
                             LACLEDE GAS COMPANY

         Resolved, that effective beginning with the current Plan Year, as defined in the Plan:

1. Section 9.6 of the Employees' Retirement Plan of Laclede Gas Company ("Plan") is amended to read as follows:

                  Section 9.6 - Administrative Expenses.
                  --------------------------------------

                  No member of the Retirement Board shall receive any compensation from the Fund for his services as such member. All expenses of administering the Plan (as distinguished from expenses of administering the Trust Fund) and, in addition, the Trustee's compensation and Investment Manager's compensation, may be paid by the Company. The Company shall furnish the Retirement Board with such clerical and accounting assistance as it may request.

2.       Section 11.2 of the Plan is amended to read as follows:

                  Section 11.2 - Trust Fund for Exclusive Benefit of Employees.
                  -------------------------------------------------------------

                  Subject to the express provision of Section 10.3 of this Plan, at no time prior to the satisfaction of all liabilities with respect to Employees and Retirees and their Designated Dependents and Designated Beneficiaries under the Plan shall any part of the corpus or income of the Trust Fund be used for or diverted to purposes other than (a) for the exclusive benefit of such Employees and Retirees and their Designated Dependents and Designated Beneficiaries under the Plan and (b) to defray reasonable expenses of administering the Plan.